Exhibit 21.1

MICROSTRATEGY INCORPORATED

SUBSIDIARIES

Alarm.com Incorporated	MicroStrategy International Limited
(Delaware)	(Bermuda)

MicroStrategy Administration Corporation	MicroStrategy International II Limited
(Delaware)	(Bermuda)

MicroStrategy Management Corporation	MicroStrategy Italy S.r.l.
(Delaware)	(Italy)

MicroStrategy Services Corporation	MicroStrategy Korea Co., Ltd.
(Delaware)	(Korea)

Strategy.com Incorporated	MicroStrategy Limited
(Delaware)	(United Kingdom)

MicroStrategy Pty. Ltd.	MicroStrategy Mexico, S. de R.L. de C.V.
(Australia)	(Mexico)

MicroStrategy Benelux B.V.	MicroStrategy Portugal, Sociedade Unipessoal, Lda.
(Netherlands)	(Portugal)

MicroStrategy Brasil Ltda.	MicroStrategy Schweiz AG in Liquidation
(Brazil)	(Switzerland)

MicroStrategy Canada Incorporated	MicroStrategy Singapore Pte. Ltd.
(Canada)	(Singapore)

MicroStrategy Deutschland GmbH	Nihon MicroStrategy Kabushiki Kaisha
(Germany)	(Japan)

MicroStrategy France SARL	Strategy.com International Limited
(France)	(Bermuda)

MicroStrategy Iberica, S.L.U.	Lagrummet AB (d/b/a MicroStrategy Sweden AB)
(Spain)	(Sweden)